Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2014, except for Note 2, as to which the date is March 31, 2015, with respect to the financial statements, included in the Annual Report of KCAP Financial, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of KCAP Financial, Inc. on Forms S-8 (File No. 333-175838, effective July 28, 2011; and File No. 333-151995, effective June 27, 2008).

/s/ Grant Thornton LLP

New York, New York
March 31, 2015